EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form S-1 of our report dated February 25, 2000 relating to the financial statements of MascoTech, Inc., which appears in such Registration Statement. We also consent to the incorporation by reference in this Registration Statement of our report dated February 25, 2000 relating to the financial statement schedule of MascoTech, Inc. and our report dated February 17, 1998 relating to the financial statements of TriMas Corporation, which appear in MascoTech's 1999 Annual
Report on Form 10-K for the year ended December 31, 1999. We also consent to the references to us under the headings "Experts" and "Selected Historical Financial Data" in such Registration Statement.

/s/  PricewaterhouseCoopers LLP

Detroit, Michigan
December 21, 2000